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                                                           EXHIBIT 10(b)(xlviii)

     ANADARKO PETROLEUM CORPORATION 1201 LAKE ROBBINS DRIVE, THE WOODLANDS,
                                   TEXAS 77380
                    P.O. BOX 1330 HOUSTON, TX 77251-1330 USA
                                PH: 832-636-1000

                                           (ANADARKO PETROLEUM CORPORATION LOGO)




                                 April 16, 2003



John N. Seitz

RE: Letter Agreement for Medical/Dental Benefits

Dear John,

         This letter serves as an agreement between Anadarko Petroleum Corporation ("Anadarko" or "Company") and John N. Seitz ("Employee") to assist Employee in securing medical and dental benefits as provided for under Sections 3 (b) of the Termination Agreement between Anadarko and Employee dated April 16, 2003.

         Under the terms of the Anadarko Medical and Dental Plan ("Plan"), the Employee can elect medical and dental benefits under the Plan by paying the applicable COBRA rates for the coverage, as determined by Anadarko from time to time, until the first of the month following the date Employee turns age 55. On the first of the month following the date Employee is age 55, Employee is eligible to elect retiree coverage under the Plan, if available, based on the rates in effect, as determined by the Company, and subject to change from time to time.

         While the Employee is covered under Sections 3 (b) of the Agreement, and for such time that Employee qualifies for coverage under the Plan, Anadarko will pay to Employee each month an amount equal to the difference between the monthly COBRA rate he is required to pay for his and his current dependents' Plan coverage and the monthly rate he would have paid for such coverage as an active employee of the Company. This monthly payment will be "grossed-up" for federal taxes and any Medicare taxes due based on the highest federal tax rate in effect for the year of payment.

         This letter agreement will remain in effect until the earlier to occur of i) Employee is no longer eligible for benefits under Section 3 (b) of the Agreement or ii) Employee is no longer eligible for coverage under the Plan. In the event ii) occurs, the Company will continue to provide the benefits under Sections 3 (b) of the Agreement under a different arrangement to be determined at that time.




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         Enclosed are two copies of this letter agreement. Please indicate your agreement with this letter by signing below and returning one copy to my attention. If you have any questions regarding the benefits outlined in this letter, feel free to call either Cathy Atkins (832-636-2751) or me.



                                             Sincerely,



                                             Charles G. Manley
                                             Executive Vice President,
                                             Administration





         I agree to the terms outlined in this letter:


         ---------------------------------
         John N. Seitz